SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1 ) *

                          Performance Industries, Inc.
                                (Name of Issuer)

                        Common Stock, without par value
                         (Title of Class of Securities)

                                   71375 T104
                                 (CUSIP Number)


     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Cusip No.        71375 T104
                 ----------------

         NAME OF REPORTING PERSON
 1       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Joe Hrudka
                  SSN ###-##-####

- --------------------------------------------------------------------------------

         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
 2                                                                (a)      [   ]
                  N/A                                             (b)      [   ]

- --------------------------------------------------------------------------------

         SEC USE ONLY
 3

- --------------------------------------------------------------------------------

         CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                  U.S.

- --------------------------------------------------------------------------------

                           5        SOLE VOTING POWER

                                        6,756,966
 NUMBER OF                 -----------------------------------------------------
  SHARES                   6        SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                                    0
   EACH                    -----------------------------------------------------
REPORTING                  7        SOLE DISPOSITIVE POWER
  PERSON
   WITH                                  5,961,173
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                          795,793

- --------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
 9
                  6,756,966


- --------------------------------------------------------------------------------

         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
10
                   N/A

- --------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED IN AMOUNT IN ROW 9
11
                    68%

- --------------------------------------------------------------------------------

          TYPE OF REPORTING PERSON
12
                    INDIVIDUAL
- --------------------------------------------------------------------------------

Item 1(a) Name of Issuer:

          Performance Industries, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          2425 East Camelback Road, Suite 620
          Phoenix, Arizona  85016

Item 2(a) Name of Person Filing:

          Joe Hrudka

Item 2(b) Address of Principal Business Office, or, if none, Residence:

          2425 East Camelback Road, Suite 620
          Phoenix, Arizona  85016

Item 2(c) Place of Organization:

          N/A

Item 2(d) Title of Class of Securities:

          Common Stock, without par value

Item 2(e) CUSIP Number:

          71375 T104

Item 3. If this statement is filed pursuant to Rules 13D-1(b), or 13D-2(b), check whether the person filing is a:

       (a) [   ]  Broker or Dealer registered under Section 15 of the Act
       (b) [   ]  Bank as defined in Section 3(a) (6) of the Act
       (c) [   ]  Insurance Company as defined in Section 3(a) (19) of the Act
       (d) [   ]  Investment Company registered under Section 8 of
                  the Investment Company Act
       (e) [   ]  Investment Adviser registered under Section 203 of
                  the Investment Advisers Act of 1940
       (f) [   ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see Section 240.13d-1(b) (1) (ii) (F)
       (g) [   ]  Parent Holding Company, in accordance with Section
                  240.13d-1(b) (ii) (G) (Note: See Item 7)
       (h) [   ]  Group, in accordance with Section 240.13d-1(b) (1) (ii) (H)

Item 4.    Ownership:

           If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b) (2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

        (a)      Amount Beneficially Owned:

                 6,756,966

        (b)      Percent of Class:

                 68%

        (c)      Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:       6,756,966
                 (ii)  shared power to vote or to direct the vote:        -0-
                       (Note:  See 4(a) above)
                 (iii) sole power to dispose or to direct the disposition
                       of:                                             5,961,173
                 (iv)  shared power to dispose or to direct the disposition
                       of:                                               795,973

Item 5.    Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:

           N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
           Company:

           N/A

Item 8.    Identification and Classification of Members of the Group:

           N/A

Item 9.    Notice of Dissolution of Group:

           N/A

Item 10.   Certification:

           The following certificate shall be included if the statement is filed pursuant to Rule 13-1(b):

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above where acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issue of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



           Dated:   February 13, 1995                  Joe Hrudka
                                                       ------------------------
                                                       Joe Hrudka/Individually